Exhibit 10.12

CLARCOR INC.

AGREEMENT

FOR THE ISSUANCE OF

RESRICTED STOCK UNITS (NO ELECTION TO DEFER)

This agreement (this “Agreement”) made as of this th day of December, 2016 (the “Award Date”), between CLARCOR Inc., a Delaware corporation (the “Company”), and (the “Participant”) relates to the grant to the Participant by the Company of Restricted Stock Units pursuant to the Company’s 2014 Incentive Plan (the “Plan”). Applicable provisions of the Plan are incorporated herein as though set forth herein in full. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified in the Plan.

Section 1 Restricted Stock Unit Award. The Company hereby awards to the Participant as of the Award Date,      Restricted Stock Units (the “Units”). Subject to Section 3 of this Agreement, twenty-five percent (25%) of such Units shall vest on each anniversary of the Award Date until all of such Units have vested; provided that, except as expressly provided in Section 3 of this Agreement, in the event that the Participant ceases to be an employee of the Company and all of its subsidiaries, he or she shall forfeit any Units which have not previously vested. Subject to Section 3 of this Agreement, promptly after such vesting the Company shall issue to the Participant one (1) share of Common Stock for each vested Unit, which payment shall in all events occur not later than the fifteenth day of the third calendar month following the date on which such Units vest. The Units shall not be transferable by the Participant by means of sale, assignment, exchange, pledge, gift, operation of law or otherwise.

Section 2 Voting and Dividend Rights. Until the issuance of Common Stock to the Participant as provided in Section 1 of this Agreement, the Participant shall not be entitled to any rights as a stockholder of the Company with respect to the Common Stock issuable pursuant to the Units. However, on each date, if any, that the Company pays a dividend to the holders of its outstanding Common Stock, it shall pay to the Participant an amount equal to the dividend per share so paid times the number of vested and unvested Units which have not been paid to the Participant, pursuant to Section 1 or Section 3, as applicable, on the record date for such dividend, each of which shall be treated as a separate payment hereunder.

Section 3 Death, Disability, Change of Control. (a) On the date of the Participant’s separation from service from the Company and all members of the Company controlled group by reason of his or her death, retirement on or after age 60, or Disability, all then unvested Units shall vest and the Units shall be immediately payable to the Participant (or his or her estate) in a single sum, and in all events shall be paid to the Participant (or his or her estate) not later than the fifteenth day of the third calendar month following the Participant’s death or other such separation from service.

(b)     Subject to paragraph (c) of this Section 3, upon a Change-in-Control of the Company, all unvested Units shall immediately vest and all of the Units shall be payable to the Participant in a single sum within fifteen days thereafter.
(c)    On December 1, 2016 the Company entered into that certain Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Parker-Hannifin Corporation and Parker Eagle Corporation (collectively, “Parker”). Notwithstanding paragraph (b) above, if the Closing (as defined in the Merger Agreement) occurs prior to the first anniversary of the Grant Date, on the date of such Closing the Units shall vest in accordance with the following schedule:

(i)If the Closing occurs on or at any time prior to the seven-month anniversary of the Grant Date, then 7/12 of the Units shall vest immediately prior to the Effective Time (as such term is defined in the Merger Agreement) and any remaining unvested Units shall be cancelled and forfeited;

(ii)If the Closing occurs after the seven-month anniversary of the Grant Date but on or prior to the eight-month anniversary of the Grant Date, then 8/12 of the Units shall vest immediately prior to the Effective Time and any remaining unvested Units shall be cancelled and forfeited;

(iii)If the Closing occurs after the eight-month anniversary of the Grant Date but on or prior to the nine-month anniversary of the Grant Date, then 9/12 of the Units shall vest immediately prior to the Effective Time;

(iv)If the Closing occurs after the nine-month anniversary of the Grant Date but on or prior to the ten-month anniversary of the Grant Date, then 10/12 of the Units shall vest immediately prior to the Effective Time and any remaining unvested Units shall be cancelled and forfeited;

(v)If the Closing occurs after the ten-month anniversary of the Grant Date but on or prior to the eleven-month anniversary of the Grant Date, then 11/12 of the Units shall vest immediately prior to the Effective Time and any remaining unvested Units shall be cancelled and forfeited;

(vi)If the Closing occurs any time after the eleven-month anniversary of the Grant Date, then any unvested Units shall vest immediately prior to the Effective Time.

(d)    Anything in this Agreement to the contrary notwithstanding, any payment of Units which are deemed to be deferred compensation under Section 409A of the Code and which are payable to a Participant upon the occurrence of a separation from service from the Company and all members of the Company controlled group and who is a specified employee shall be delayed and paid in a lump sum as soon as practicable (but not later than the fifteenth day of the third calendar month) after the earlier of the date that is six months after the date of such separation from service or the date of the death of the Participant after such separation from service. For purposes hereof, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A- 1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date. Notwithstanding any provision to the contrary, for purposes of this Agreement, Disability shall have the meaning provided under Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4).

Section 4 No Discretion of Taxable Year of Payment. Anything under this Agreement to the contrary notwithstanding, Participants shall have no discretion to determine the taxable year in a Units is paid hereunder in such case in which such Unit could be paid in more than one taxable year pursuant to Section 1 or Section 3, as applies.

CLARCOR INC.
By:
Name: Richard M. Wolfson
Title: General Counsel

Accepted this day of , 20 .

Participant

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